Exhibit 99.3

STORE Capital Announces Closing of Secondary Offering of Common Stock

SCOTTSDALE, Ariz., February 1, 2016 - STORE Capital Corporation (“STORE Capital”) (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today that STORE Holding Company, LLC (the “Selling Stockholder”), a stockholder affiliated with Oaktree Capital Management, L.P., has completed its public offering of 14,000,000 shares of STORE Capital’s common stock, including 1,826,086 shares of common stock sold in connection with the full exercise of the underwriter’s option to purchase additional shares, at a public offering price of $23.00 per share.  STORE Capital did not receive any proceeds from the sale of shares of common stock sold by the Selling Stockholder.

“This sale of shares by our founding institutional stockholders served to raise our stockholder diversity and meaningfully increase the amount of our shares that are freely tradable,” said Christopher Volk, Chief Executive Officer.  “Importantly, the sale will also further serve to alter the composition of our Board of Directors.  In December 2015, we announced that our founding institutional stockholders would vacate a seat on our Board of Directors.  With this sale, the Selling Stockholder will vacate a second board seat, reducing their board presence to three of our nine directors.   We are currently engaged in the process of selecting and appointing candidates for two seats, and we expect to complete this process before the end of the second quarter.”

Goldman, Sachs & Co. acted as sole underwriter for the offering.

A shelf registration statement (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and has become effective.  The offering of these securities was made only by means of a prospectus supplement and accompanying prospectus, which are on file with the SEC.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,300 property locations, substantially all of which are profit centers, in 46 states.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact

Financial Profiles
Moira Conlon, 310-622-8220
STORECapital@finprofiles.com